EXHIBIT 8
                            ---------

                     PHILLIPS & ANDRUS, LLC

                     SHAREHOLDERS' AGREEMENT

          This Shareholders' Agreement (this "Agreement") is made

and entered as of the 26 day of July, 1995, by and among Kenneth

S. Phillips ("Phillips"), David L. Andrus ("Andrus") (Phillips

and Andrus, sometimes hereafter, collectively, the "Shareholders"

or, individually, a "Shareholder") and Phillips & Andrus, LLC, a

Colorado limited liability company (the "Company").


                             RECITALS

          A.   The principal assets of the Company are

1,643,845 shares (the "PMCI Stock") of the capital stock of PMC

International, Inc., a Colorado corporation ("PMCI"), which PMCI

Stock was contributed to the Company by Phillips upon the

assumption by the Company of promissory notes (the "Phillips

Notes") in the aggregate principal amount of $2,000,000.

Phillips purchased the PMCI Stock from Marc Geman ("Geman")

pursuant to a Stock Purchase Agreement between Phillips and Geman dated as of July 19, 1995.  The Company issued its $2,000,000 promissory note (the "Geman Note") to Geman in exchange for the

Phillips Notes.  The Geman Note fully matures on July 26, 1999.

          B.   Phillips and Andrus are the holders of all of the

outstanding Company Shares (as defined in the "Operating

Agreement of Phillips & Andrus, LLC" (the "LLC Agreement")) of

the Company.  Phillips holds 939,423 Company Shares and Andrus holds one Company Share.  Andrus is being granted hereby a

convertible option to purchase Company Shares from Phillips and

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the parties desire to ensure that such Company Shares remain subject to this Agreement.

          C.   The Shareholders desire to assure (i) the

Company's timely payment of the Geman Note, (ii) the continuity of interest in the business of the Company among the

Shareholders, (iii) that the aggregate number of Company Shares outstanding at any time shall equal the number of shares of PMCI

Stock held by the Company and (iv) that the number of shares of

PMCI Stock issuable to either Shareholder upon the dissolution of the Company shall equal the number of Company Shares held by such

Shareholder at such time.


                             AGREEMENT

          NOW THEREFORE, in consideration of the mutual covenants

and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders and the Company agree as follows:

          1.   Restrictions on Transfer.  Neither Shareholder
               ------------------------
shall transfer any of his Company Shares now owned or hereafter acquired, except in accordance with the terms of this Agreement or unless such transfer is agreed to in writing by the Company and the Shareholder(s) holding, in the aggregate, a majority of the outstanding Company Shares.  The term "transfer" shall

include any sale, assignment, gift, bequest, pledge, grant of a security interest in or lien upon, or other disposition of the

Company Shares or any right or interest therein, whether

voluntary or by operation of law.
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          2.   Restrictions on Issuance.  The Company shall not
               ------------------------
issue or sell any Company Shares, unless agreed to in writing by the Company and all of the Shareholders who, as of the date such writing is executed, are not in default of their obligations under this Agreement or the LLC Agreement.

          3.   Andrus Option.  Phillips hereby grants to Andrus
               -------------
an option (the "Andrus Option") to purchase 654,421 of the

Company Shares held by him (the "Option Shares") at the purchase price specified in paragraph (b) below.

               (a)  The Andrus Option shall vest as to forty

percent (40%) of the Option Shares on the date on which Andrus begins to render his services as an employee of PMCI pursuant to that certain Employment Agreement dated July 26, 1995, by and between Andrus and PMCI, and shall vest as to one-third (1/3) of the remaining sixty percent (60%) thereof on each of the first,

second and third anniversaries of such date.  Subject to the foregoing vesting schedule, the Andrus Option shall be

exercisable, in whole or in part, at any time on or prior to the date on which Andrus' status as an employee of PMCI and any

subsidiary of PMCI is terminated for any reason.  Notwithstanding the foregoing provision, the Andrus Option shall vest immediately as to all of the Option Shares upon either a Change in Control

(as defined herein) in PMCI or the due authorization of actions to cause the common stock of PMCI to become unregistered and privately traded.

               (b)  The purchase price per share of the Option

Shares upon any exercise of the Option (the "Per Share Price")

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shall be $1.21 per share plus the pro rata share of the interest accrued (whether or not paid) by the Company on the Geman Note and on any borrowing by the Company from PMCI, allocated on the basis the number of shares of PMCI stock owned by the Company from time to time when such interest was accruing.  The Purchase

Price of the Option Shares being purchased upon an exercise of the Option shall be the Per Share Price multiplied by the number of Option Shares on which the Options then being exercised.

               (c)  Andrus shall, not later than ten (10) days

prior to the Exercise Date, give Phillips notice of his intent to exercise the Option, such notice to state the date the Option will be exercised (the "Exercise Date") and the number of Company

Shares to be purchased upon such exercise.  The Option may be exercised only by the payment to Phillips of cash or immediately available funds on the Exercise Date.

               (d)  For purposes of this Agreement, a "Change of

Control" shall be deemed to have occurred on the date on which

(a) any person or entity other than Bedford or Phillips becomes the record or beneficial owner, directly or indirectly, of more than fifty percent (50%) of the then outstanding voting stock of

PMCI (b) the shareholders of PMCI approve a merger or

consolidation of PMCI with any other entity, other than a merger or consolidation which would result in the voting securities of

PMCI outstanding immediately prior thereto continuing to

represent at least 80% of the combined voting power of the voting securities of PMCI or such surviving entity outstanding

immediately after such merger or consolidation; or (c) the

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shareholders approve an agreement for the sale or disposition by

PMCI of all or substantially all of its assets.

          4.   Capital Accounts.  On any Exercise Date of the
               ----------------
Option, or as soon thereafter as practicable, Phillips shall give notice to the Company of such exercise, whereupon the Company shall cause the Capital Accounts (as defined in the LLC

Agreement) of Phillips and Andrus to be adjusted appropriately to reflect such exercise.  The Company Shares purchased pursuant to the Option shall remain subject to this Agreement in all respects following the exercise of the Option.

          5.   Conversion Rights.  Andrus shall have the right,
               -----------------
at his sole election, to wholly convert the Option to an option

("Converted Option") to purchase from the Company such number of shares of PMCI Stock as would be distributable to him upon

dissolution of the Company if the Option were fully exercised prior to dissolution.  In the event Andrus desires to exercise the foregoing right of conversion, (a) he shall give notice of such conversion and concurrent or subsequent notice of exercise of the Converted Option to the Company (b) the provisions of

Section 3 shall be as fully applicable as they are to exercise of the Options with respect to Company Shares and (c) there shall be no adjustment to the Capital Accounts on account of the exercise of a Converted Option.

          6.   Bedford Option.  Phillips hereby acknowledges that
               --------------
the Company has, as of the date hereof, granted to Bedford

Capital Financial Corporation, a corporation organized under the laws of Liberia ("Bedford") an option (the "Bedford Option") to

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purchase 335,000 of the shares of the PMCI Stock held by the

Company.  Phillips hereby agrees that when and if Bedford

exercises the Bedford Option in accordance with the terms and conditions applicable thereto, his Capital Account shall be

adjusted to reflect a reduction by 335,000 in the number of

Company Shares held by him.

          7.   Payment of Geman Note.  Immediately upon the
               ---------------------
exercise by Bedford of the Bedford Option or the exercise by

Andrus, in whole or in part, of the Option, Phillips or the

Company (as appropriate) shall cause the funds representing the purchase price thereof to be applied to payment of the Geman

Note.  If at any time prior to the date on which the Geman Note is paid in full, the Company defaults in the payment of the

monthly installments of principal and/or interest thereon, each of Phillips and Andrus shall have the right and option, but not the obligation, to pay one-half of the amount of such payments then due but unpaid (such option, the "Monthly Cure Option"), or,

in the event either of them elects not to exercise his Monthly

Cure Option, then the same shall be exercisable by the other as to the entire amount then due on the Geman Note.  Any such

payments shall be deemed additional capital contributions under the LLC Agreement for all purposes including, without limitation,

maintenance of the Capital Accounts, distributions of Company assets and for tax purposes.

          8.   Term and Termination.  The term of this Agreement
               --------------------
shall begin on the date first referenced above and shall

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terminate on the date on which the Geman Note has been paid in full.

          9.   Modification.  No change, modification or
               ------------
amendment to this Agreement shall be valid unless the same is in a writing signed by the Shareholders and the Company.

          10.  Benefits and Obligations.  All provisions of this
               ------------------------
Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company, the Shareholders and their heirs, successors, representatives and permitted assigns.

          11.  Counterparts.  This Agreement may be executed in
               ------------
several counterparts, each of which when so executed shall be considered as an original and all of which together shall

constitute one and the same agreement.

          12.  Captions.  The captions at the beginning of the
               --------
sections of this Agreement are not a part of this Agreement, but are intended only to assist in the locating and reading of those sections and shall be ignored in construing this Agreement.

          13.  Further Performance.  The Company and the
               -------------------
Shareholders covenant and agree to execute any further

instruments and documents and perform any acts which are or may become necessary to carry out the purposes of this Agreement.

          14.  Governing Law.  This Agreement shall be governed
               -------------
by the laws of the State of Colorado.

          15.  Notices.  Any notices, consents, approvals,
               -------
statements, authorizations, documents, or other communications

(collectively "Notices") required or permitted to be given

hereunder shall be in writing and shall be hand delivered or sent

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by registered mail, postage prepaid, express courier, telecopy or telex to the other Shareholder at his address set forth below or at any such other address, addresses or facsimile numbers as may be given by either of them to the other in writing from time to time.

               (a)  If to Phillips:

                    Kenneth S. Phillips
                    555 Seventeenth Street, 14th Floor
                    Denver, Colorado  80202


               (b)  If to Andrus:

                    David L. Andrus
                    555 Seventeenth Street, 14th Floor
                    Denver, Colorado  80202


               (c)  If to the Company:

                    Phillips & Andrus, LLC
                    555 Seventeenth Street, 14th Floor
                    Denver, Colorado  80202
                    Attn:  Kenneth S. Phillips, Manager

All notices and other communications shall be effective (i) if sent by registered mail, when received or three (3) days after mailing,  whichever is earlier; (ii) if hand delivered or sent by express courier, when delivered or (iii) if telecopied or

telexed, when received by the machine to which it was transmitted

(a machine-generated transaction report produced by the sender bearing the recipient's telecopier number being prima facie proof of receipt).

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          16.  Severability.  Each provision of this Agreement
               ------------
shall be considered severable and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation or effect of other provisions of this Agreement.  The Shareholders further agree that, if a court of competent jurisdiction declares any provision hereof to be invalid or unenforceable, the Shareholders shall in good faith renegotiate such provisions to carry out the intent of the

Shareholders at the time of the execution of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed

this Shareholders' Agreement as of the date first set forth

above.


                              /s/ Kenneth S. Phillips
                              -----------------------------------
                              Kenneth S. Phillips


                              /s/ David L. Andrus
                              -----------------------------------
                              David L. Andrus


                              Phillips & Andrus, LLC


                              By: /s/ Kenneth S. Phillips
                                 --------------------------------
                                 Kenneth S. Phillips, Manager


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